Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Willbros Announces Chief Financial Officer and Chief Accounting Officer Appointments

HOUSTON, TX, AUGUST 7, 2017 — Willbros Group, Inc. (NYSE: WG) announced today the promotion of Jeffrey B. Kappel and S. Brett Luz to key financial positions effective August 30, 2017. Mr. Kappel has been appointed Senior Vice President & Chief Financial Officer and Mr. Luz has been named Vice President & Chief Accounting Officer. Both of these positions were previously held by Van A. Welch, who has tendered his resignation effective August 30, 2017.

Mike Fournier, President & Chief Executive Officer, commented “We have a strong team within our financial group. Both Jeff and Brett have done outstanding work and have made significant contributions to the company, especially in the areas of financial reporting, process improvement and internal controls. I am pleased to announce these promotions and look forward to working closely with both of them in the future.”

Mr. Kappel has 11 years of experience in the Engineering & Construction industry. His most recent position with the company has been Corporate Controller, Operations. Since joining Willbros in 2013, Mr. Kappel has held a variety of management level positions within the corporate finance and accounting organization and the Oil & Gas segment. Prior to joining Willbros, Jeff worked for Technip, the Shaw Group and PwC. Jeff is a graduate of Louisiana State University and is a CPA.

Mr. Luz, who has been with Willbros for six years, is being promoted from the position of Corporate Controller, Financial Reporting. Before joining the Company, Mr. Luz spent eight years with PwC. With Willbros, he has had lead responsibility for the preparation of the company’s regulatory filings. Brett is a graduate of Texas Christian University and is a CPA.

About Willbros

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

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Stephen W. Breitigam
VP Investor Relations
Willbros
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